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                                                                    EXHIBIT 99.1

            AASTROM BIOSCIENCES COMPLETES PRIVATE EQUITY FINANCING

-- Funds to Support Resumption of Clinical Testing of the AastromReplicell/TM/
                     System for Use in Cancer Treatment --

Ann Arbor, Michigan, March 2, 2000 -- Aastrom Biosciences, Inc. (Nasdaq: ASTM) announced today that it has raised $6 million in equity capital through the sale to a single investor of 2,264,151 units, each of which consists of one share of common stock and a three-year warrant to purchase one-half of one share of common stock at an exercise price of $3.70. Assuming full exercise of the stock purchase warrants, the Company could receive up to an additional $4.2 million, providing total funding, before expenses, of approximately $10.2 million. The completion of this financing will allow the Company to pursue its clinical trial programs for the AastromReplicell/TM/ Cell Production System (System) and to initiate expanded operations.

"The recent upturn in the biotechnology financial markets has opened up important new financing options for Aastrom," said R. Douglas Armstrong, Ph.D., President and CEO of Aastrom. Dr. Armstrong continued, "Investor interest in Aastrom has increased, giving the Company new options to raise the capital it needs to pursue its business plan. The immediate impact is demonstrated by this new financing and we intend to continue to evaluate additional funding options."

Management noted that the warrants have a three-year term, which is subject to early termination if the stock price reaches $7.39 for a specified period. The warrants also contain certain anti-dilution provisions, including an increase in the number of shares, and the exercise price may be adjusted, subject to a floor, pending other financing or stock pricing events.

The Company announced in October 1999 a reduction in business activity, including delaying U.S. clinical trial activity, as well as marketing activities in Europe, due to then existing limitations in available funding. Dr. Armstrong noted, "With these operational changes implemented, we aggressively pursued our available financing and strategic options and are pleased with the completion of this financing. Throughout this period, we continued preparatory activities for our clinical development programs and trials for the use of the AastromReplicell/TM/ System in the treatment of leukemia, solid cancers and severe osteoporosis. With the work completed by our diligent employees over this period, positive clinical results recently reported, and now the availability of needed capital resources, Aastrom is positioned for resumption of these clinical
programs."   The Company's plans for the potential initiation of sales of the
AastromReplicell/TM/ System in Europe have not yet been finalized.

As a part of the October 1999 reduction in activities, Aastrom announced the retention of Salomon Smith Barney to assist the Company with its efforts, including exploration of potential merger or acquisition candidates. The Company noted that these activities


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                                                               Aastrom Financing
                                                                   March 2, 2000
                                                                          Page 2

with Salomon Smith Barney have now concluded. With the financing just completed, the Company will continue exploring strategic alliances intended to allow the Company to pursue marketing of the AastromReplicell/TM/ System product line, and to broaden the market opportunities for its technologies.

In December 1999, the Company announced significant progress in the clinical use of the AastromReplicell/TM/ System in the treatment of cancer patients.
Clinical results using the AastromReplicell/TM/ System were presented at the Annual Meeting of the American Society of Hematologists that addressed three important issues in stem cell transplantation: the effectiveness of stem cell transplantation in breast cancer patients; the ability of the SC-I Therapy Kit as a rescue procedure in patients when normal stem cell collection procedures are inadequate; and the ability of the CB-I Therapy Kit to facilitate the use of cord blood as an effective source of stem cells for treatment in leukemia patients.

Aastrom Biosciences, Inc. is pioneering the development of proprietary clinical systems including the AastromReplicell/TM/ System, a first of its kind product, to enable physicians and patients greater accessibility to cells used for therapy. Aastrom has received patents covering methods and devices for the ex vivo production of human stem and other types of cells. The AastromReplicell/TM/ System is under development, and is not available for sale at this time in the U.S., except for research and investigational use.

This document contains forward-looking statements, including without limitation statements concerning potential receipt of additional funding, product development objectives, clinical development programs, resumption of marketing activities in Europe, and potential advantages of the AastromReplicell/TM/ System, which involve certain risks and uncertainties. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the results obtained from clinical trial and development activities, regulatory approval requirements, market prices for Aastrom's common stock, the level of interest by possible strategic alliance partners in Aastrom's technologies and products under development, the adequacy of existing funding to support resumed activities, and the availability of resources. These and other significant factors are discussed in greater detail in Aastrom's Annual Report on Form-10K, as amended, and other filings with the Securities and Exchange Commission.


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Contact:            Todd E. Simpson, VP Finance & Administration, CFO
                    Aastrom Biosciences, Inc.
                    734-930-5777
Investor & Media
Contacts:           Francesca T. DeVellis
                    Feinstein Kean Healthcare
                    617-577-8110